Exhibit 99.2

Signature of Reporting Persons:

This statement on Form 3 is filed by Sanderling Venture Partners V, L.P., Sanderling VI Limited Partnership and Sanderling Ventures Management VI. The principal business address of each of the reporting persons is c/o Sanderling Venture Partners V, L.P., 400 South El Camino Real, Suite 1200, San Mateo, CA 94402. The reporting entities disclaim beneficial ownership of the securities listed herein except to the extent of their pecuniary interest therein.

Sanderling Venture Partners V, L.P.
By:	Middleton, McNeil & Mills Associates V, LLC

By:	/s/ Timothy J. Wollaeger
Timothy J. Wollaeger
Managing Director

Sanderling VI Limited Partnership
By:	Middleton, McNeil, Mills & Associates VI, LLC

/s/ Timothy J. Wollaeger
Timothy J. Wollaeger
Managing Director

Sanderling Ventures Management VI

By:	/s/ Timothy J. Wollaeger
Timothy J. Wollaeger
Owner